Exhibit 99.1

FOR IMMEDIATE RELEASE

U-Store-It Appoints Steve Hartman as Senior Vice President of Marketing

WAYNE, PA — January 4, 2010 — U-Store-It Trust (NYSE: YSI) today announced that Steve Hartman has joined the company as Senior Vice President of Marketing. Hartman brings more than 13 years of management, technology and marketing experience to the company, most recently serving as the Senior Director of eBay Partner Network. At U-Store-It, Hartman will be responsible for the company’s overall marketing efforts and the growing U-Store-It Network program.

In his most recent role at eBay, Hartman was responsible for successfully leading one of the world’s largest global online affiliate marketing programs through a challenging transformation of its strategy, organization, pricing, and technology, dramatically improving its ROI and strategic alignment with eBay’s marketing objectives. During his nine years with the company he held numerous impactful marketing and technology leadership roles in online advertising, reporting and analytics, and data-driven applications.  Prior to eBay, Hartman served as a technology consultant with Accenture, consulting with Fortune 500 clients across the insurance and automotive industries.  Hartman earned a Bachelor’s degree in Mechanical Engineering from Carnegie Mellon University and an MBA through the University of California-Berkeley and Columbia University.

“As we continue to evolve as a company, it is critical that we have the people in place to help us capitalize on the latest technologies, marketing opportunities and emerging business channels,” said Dean Jernigan, CEO of U-Store-It. “Steve has proven that he fully understands how to leverage technology to grow a business and deliver a positive customer experience. We are excited to have Steve join U-Store-It, and we look forward to his ongoing contributions to our executive team and company.”

About the Company

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The Company provides self-storage solutions across the country. U-Store-It owns and or manages 375 facilities across the United States, and operates the U-Store-It Network, which consists of approximately 521 additional self-storage facilities. The Company’s self-storage facilities, storage space and storage solutions are designed to offer affordable, easily accessible, and in most locations, climate-controlled storage space for residential and commercial customers, as well as boat storage and mini storage. According to the 2009 Self Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the U.S.  For more information, visit www.ustoreit.com.